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                                                                    EXHIBIT 23.1

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INDEPENDENT AUDITORS' CONSENT


We Consent to the incorporation by reference in Registration Statement No. 33-63514 of Industrial Funding Corp. on Form S-8 of our reports dated January 12, 1994, which expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty because of litigation relating to alleged violations of federal securities laws, appearing in this Annual Report on Form 10-K of Industrial Funding Corp. for the year ended November 30, 1993.



DELOITTE & TOUCHE

Portland, Oregon
February 22, 1994

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February 22, 1994



Deloitte & Touche
3900 U.S. Bancorp Tower
111 SW Fifth Avenue
Portland, Oregon 97204

The following representations, made to the best of our knowledge and belief, are being provided to you in connection with your review of financial and accounting matters of Industrial Funding Corp. and subsidiary as to transactions and events after November 30, 1993 and to the date of this letter, your review having been performed in connection with the filing of Form 10-K to be incorporated into a previously filed Form S-8 filed by the Company and with the Securities and Exchange Commission on or about February 23, 1994:

1. The audited financial statements and schedules included in the annual report on Form 10-K for the year ended November 30, 1993 presents fairly the financial position, results of operations, and cash flows of the Company for the periods given.

2. No events have occurred subsequent to November 30, 1993 that have a material effect on the financial statements or that should be disclosed in order to keep those statements from being misleading except which have been appropriately recorded or disclosed in the financial statements.

3. The Company has made available to you (a) all financial records and related data that would have a bearing on the purpose of your review and (b) all minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

4. In connection with your audit of the Company's annual financial statements for the year ended November 30, 1993, we have previously provided representations to you dated January 12, 1994. No matters have since come to our attention that would cause us to believe that any of those representations are no longer true.

We understand that you have not attempted to audit any of the records or transactions subsequent to November 30, 1993, but you have performed certain limited procedures, principally those called for by AICPA Statement on Auditing Standards No. 37, FILINGS UNDER FEDERAL SECURITIES STATUTES.


/s/ John J. Estok
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John J. Estok
President and Chief Executive Officer



/s/ John W. Pitt
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John W. Pitt
Vice President and General Accounting Manager